Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS 1Q08 EARNINGS GROWTH OF 22.3% TO $0.73 PER SHARE

– 15.1% Revenue Growth; Record Operating Margin of 15.2%; 20.1% Backlog Growth –

Princeton, New Jersey, April 28, 2008 – Covance Inc.  (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2008 of $0.76 per diluted share, inclusive of an additional $0.03 per share gain from the sale of its centralized ECG business in 2007.  Excluding the gain on sale, earnings were $0.73 per diluted share, representing 22.3% year-over-year EPS growth.

“In the first quarter, we delivered strong revenue growth of 15.1% and a record operating margin performance,” said Joe Herring, Chairman and Chief Executive Officer.  “Early Development segment revenues grew 12.7% and operating margins increased both year-on-year and sequentially to 25.0%.  Toxicology room renovations in North America are progressing as scheduled and additional capacity will come online in the second quarter.  In Late-Stage Development, revenue growth was strong at 17.5% and operating margins expanded more than 200 basis points year-on-year and sequentially to 18.5%.  In particular, we were pleased with the very strong revenue growth in central labs of more than 30%.

“First quarter net orders of $469 million were solid, although not indicative of the robust business environment we are currently experiencing. As an example, early in the second quarter, we were awarded a three-year, dedicated capacity toxicology agreement with a minimum contract commitment of $66 million.  We were also selected as the primary provider of clinical development services by a top-ten pharmaceutical company and we expect significant 2008 orders from this agreement. Beyond these examples, our pipeline of opportunities is larger and more strategic than at any time in company history.  Some of these opportunities are unprecedented in scope, combining multiple service lines in both our Early and Late-Stage Development segments. Our broad-based portfolio of services uniquely positions us to work with these clients to accelerate drug development timelines and make their cost structures more flexible.  These favorable market conditions also give us increased confidence in our ability to deliver low- to mid-teens revenue growth and a 20% annual growth in EPS to $3.18 per diluted share in 2008, excluding the gain on sale from both periods.”

Consolidated Results

($ in millions except EPS)	1Q08	1Q07	Change
Total Revenues	$434.0	$376.9
Less: Reimbursable Out-of-Pockets	$21.6	$18.6
Net Revenues	$412.4	$358.3	15.1%
Operating Income	$62.7	$52.0	20.6%
Operating Margin %	15.2%	14.5%
Net Income	$49.1	$38.9	26.2%
Diluted EPS	$0.76	$0.60	27.4%

Gain on Sale, net of tax	$1.9	—
Net Income Excluding Gain on Sale	$47.2	$38.9	21.3%
Diluted EPS Excluding Gain on Sale	$0.73	$0.60	22.3%

Operating Segment Results

Early Development

($ in millions)	1Q08	1Q07	Change
Net Revenues	$202.0	$179.2	12.7%
Operating Income	$50.6	$43.7	15.8%
Margin %	25.0%	24.4%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the first quarter of 2008 grew 12.7% year-over-year to $202.0 million, compared to $179.2 million in the first quarter of 2007 and $207.9 million last quarter. Year-over-year revenue growth was led by toxicology and chemistry services.  The sequential $5.8 million decline in revenue is attributable to a soft quarter in clinical pharmacology (as some studies slipped out of the first quarter), the negative impact of foreign exchange (from a decline of the British pound against the US dollar), and capacity constraints in North America toxicology (as rooms were taken off-line for renovation).  We expect strong sequential revenue growth in the second quarter as new toxicology capacity is brought online in Madison, Wisconsin and as volume increases in clinical pharmacology.

Operating income for the first quarter of 2008 increased 15.8% to $50.6 million, compared to $43.7 million for the first quarter of last year.  Operating margins for the first quarter of 2008 increased to 25.0% from 24.4% in the first quarter of 2007 and 24.8% last quarter.  We expect expansion in Early Development operating margin in 2008 on a full-year basis.

Late-Stage Development

($ in millions)	1Q08	1Q07	Change
Net Revenues	$210.4	$179.1	17.5%
Operating Income	$38.9	$29.2	33.1%
Margin %	18.5%	16.3%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the first quarter of 2008 grew a strong 17.5% to $210.4 million compared to $179.1 million in the first quarter of 2007. Excluding the impact of the sale of our ECG business, which was divested in November 2007 but remains in the comparison year, Late-Stage Development revenue growth was 21.3%.  Growth was led by outstanding performances in central laboratory (which delivered revenue growth in excess of 30% in the quarter due to an increase in kit volumes and a strengthening of the Swiss franc) and clinical development.

Operating income for the first quarter of 2008 was $38.9 million compared to $29.2 million in the first quarter of the prior year.  Operating margins for the first quarter of 2008 increased substantially to 18.5% from 16.3% in the first quarter of 2007 and 16.0% last quarter.  Central laboratory experienced significant operating margin expansion on both a year-over-year and sequential basis, while margins in clinical development rebounded strongly sequentially. We expect operating margin expansion in Late-Stage Development in 2008 on a full-year basis.

Corporate Information

The Company’s backlog at March 31, 2008 grew 20.1% year-over-year to $2.86 billion compared to $2.38 billion at March 31, 2007.  Sequential backlog growth of 6.6% was driven by first quarter net orders of $469 million coupled with a $121 million impact from the weakening of the US dollar (primarily against the Swiss franc and Euro).

Corporate expenses totaled $26.7 million in the first quarter of 2008 compared to $23.0 million last quarter and $20.8 million in the first quarter of last year.  We expect corporate expenses to average approximately 6.5% of revenue as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at March 31, 2008 were $233 million compared to $319 million at December 31, 2007 and $182 million at March 31, 2007.  At March 31, 2008, short-term debt totaled $43 million.  The reduction in cash balance and use of debt compared to year-end is primarily attributable to the Company’s repurchase of 1.5 million shares of its common stock for $127 million.

Free cash flow for the first quarter was negative $27 million, consisting of operating cash flow of $36 million (which includes the payment of annual bonuses) less capital expenditures of $63 million.  We continue to expect full-year 2008 capital spending to be approximately $250 million, including significant expenditures for the new Arizona preclinical facility and investments in information technology infrastructure, and free cash flow to be approximately $40 million.

Net Days Sales Outstanding (DSO) were 39 days at March 31, 2008 compared to 36 days at December 31, 2007 and 46 days at March 31, 2007.

The Company’s investor conference call will be webcast on April 29 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.5 billion, global operations in more than 20 countries, and more than 8,900 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2008		2007

Net revenues	$412,432		$358,319
Reimbursable out-of-pockets	21,605		18,620
Total revenues	434,037		376,939

Costs and expenses:
Cost of revenue	273,330		234,379
Reimbursed out-of-pocket expenses	21,605		18,620
Selling, general and administrative	59,017		55,791
Depreciation and amortization	17,348		16,111
Total costs and expenses	371,300		324,901

Income from operations	62,737		52,038

Other (income) expense, net:
Interest income, net	(2,596)		(2,480)
Foreign exchange transaction (gain) loss, net	(1,065)		149
Gain on sale of business	(2,978)		—
Other income, net	(6,639	)(a)	(2,331)

Income before taxes and equity investee earnings	69,376	(a)	54,369

Taxes on income	20,723	(a)	16,041

Equity investee earnings	449		566

Net income	$49,102	(a)	$38,894

Basic earnings per share	$0.78	(a)	$0.61

Weighted average shares outstanding - basic	63,312,592		63,845,710

Diluted earnings per share	$0.76	(a)	$0.60

Weighted average shares outstanding - diluted	64,322,979		64,895,239

(a)         Includes the impact of a $2,978 gain on sale of Cardiac Safety Services ($1,936 net of tax) during the first quarter of 2008.

Excluding the impact of the gain on sale of business in Q1’08:

Income before taxes and equity investee earnings	$66,398	n/a

Taxes on income	$19,681	n/a

Net income	$47,166	n/a

Basic earnings per share	$0.75	n/a

Diluted earnings per share	$0.73	n/a

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 and DECEMBER 31, 2007

(Dollars in thousands)

	March 31	December 31
	2008	2007
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$232,624	$319,485
Accounts receivable, net	220,189	217,657
Unbilled services	96,115	88,835
Inventory	58,839	54,788
Deferred income taxes	7,960	7,825
Prepaid expenses and other current assets	90,538	81,467
Total Current Assets	706,265	770,057

Property and equipment, net	699,498	646,040
Goodwill, net	105,486	105,486
Other assets	38,866	38,602

Total Assets	$1,550,115	$1,560,185

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,467	$32,252
Accrued payroll and benefits	74,004	95,313
Accrued expenses and other current liabilities	68,605	66,838
Unearned revenue	139,331	144,870
Short-term debt	43,000	—
Income taxes payable	29,327	18,887
Total Current Liabilities	387,734	358,160

Deferred income taxes	31,918	32,562
Other liabilities	60,888	59,275
Total Liabilities	480,540	449,997

Stockholders’ Equity:
Common stock	749	746
Paid-in capital	507,612	492,373
Retained earnings	982,208	933,106
Other Comprehensive Income:
Cumulative translation adjustment	69,978	45,328
FAS 158 adjustment	(21,174)	(21,174)
Treasury stock	(469,798)	(340,191)
Total Stockholders’ Equity	1,069,575	1,110,188

Total Liabilities and Stockholders’ Equity	$1,550,115	$1,560,185

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2008	2007
Cash flows from operating activities:
Net income	$49,102	$38,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,348	16,111
Non-cash compensation expense associated with employee benefit and stock compensation plans	6,044	8,256
Deferred income tax (benefit) provision	(779)	(1,037)
Gain on sale of business	(2,978)	—
Loss on sale of property and equipment	13	240
Equity investee earnings	(449)	(566)
Changes in operating assets and liabilities:
Accounts receivable	(2,532)	(152)
Unbilled services	(7,280)	(13,108)
Inventory	(4,051)	1,342
Accounts payable	1,215	(6,042)
Accrued liabilities	(19,542)	(15,875)
Unearned revenue	(5,539)	16,091
Income taxes payable	11,177	8,618
Other assets and liabilities, net	(5,957)	(17,866)
Net cash provided by operating activities	35,792	34,906

Cash flows from investing activities:
Capital expenditures	(62,576)	(31,800)
Proceeds from sale of business	2,978	—
Other, net	77	—
Net cash used in investing activities	(59,521)	(31,800)

Cash flows from financing activities:
Net borrowings under revolving credit facility	43,000	—
Stock issued under employee stock purchase and option plans	8,461	6,438
Purchase of treasury stock	(129,607)	(48,142)
Net cash used in financing activities	(78,146)	(41,704)

Effect of exchange rate changes on cash	15,014	336

Net change in cash and cash equivalents	(86,861)	(38,262)

Cash and cash equivalents, beginning of period	319,485	219,810

Cash and cash equivalents, end of period	$232,624	$181,548